Exhibit 3.3

BYLAWS

OF

ROSEDALE MEDICAL, INC.

ARTICLE I

STOCKHOLDERS

1.1 Meetings.

1.1.1 Place. Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2 Annual Meeting. An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3 Special Meetings. Special meetings of the stockholders may be called at any time by the president, or the board of directors, or the holders of a majority of the outstanding shares of stock of the Company entitled to vote at the meeting.

1.1.4 Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5 Voting Rights. Except as otherwise provided herein, in the certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting. Every stockholder may vote either in person or by proxy.

ARTICLE II

DIRECTORS

2.1 Number and Term The board of directors shall have authority to (i) determine the number of directors to constitute the board and (ii) fix the terms of office of the directors.

2.2 Meetings.

2.2.1 Place. Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2 Regular Meetings. Regular meetings of the board of directors shall be held at such times as the board may designate. Notice of regular meetings need not be given.

2.2.3 Special Meetings. Special meetings of the board may be called by direction of the president or any two members of the board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4 Quorum. A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5 Voting. Except as otherwise provided herein, in the certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6 Committees. The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board. Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Except as otherwise provided herein, in the certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

ARTICLE III

OFFICERS

3.1 Election. At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a president, treasurer, secretary and such other officers as it deems advisable.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors. Except as otherwise provided by board resolution, (i) the president shall be the chief executive officer of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the president have the authority and perform the duties of the president.

ARTICLE IV

INDEMNIFICATION

4.1 Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

4.2 Advance of Expenses. Expenses incurred by a director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.

4.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the board of directors by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

4.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer under this Article IV, including the duty to advance expenses, shall be considered a contract between the Company and such director or officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

4.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.6 Insurance and Other Indemnification. The board of directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE V

RIGHT OF FIRST REFUSAL

5.1 Right of First Refusal. No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of common stock of this Company or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this bylaw:

5.1.1 If the stockholder receives from anyone a bona fide offer acceptable to the stockholder to purchase any common stock held by such stockholder, then the stockholder shall first give written notice thereof to the Company. The notice shall name the proposed transferee and state the number of shares of common stock to be transferred, the price per share and all other terms and conditions of the offer. Upon delivery of such notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.

5.1.2 For fifteen (15) days following receipt of such notice, the Company or its assigns shall have the option to purchase all or, with the consent of the stockholder, any lesser part of the common stock specified in the notice at the price and upon the terms set forth in such bona fide offer. In the event the Company elects to purchase all or, as agreed by the stockholder, a lesser part, of the common stock, it shall give written notice to the selling stockholder of its election and settlement for said common stock shall be made as provided below in paragraph (c).

5.1.3 In the event the Company elects to acquire any of the common stock of the selling stockholder as specified in said selling stockholder’s notice, the secretary of the Company shall so notify the selling stockholder and settlement thereof shall be made in cash within thirty (30) days after the secretary of the Company receives said selling stockholder’s notice; provided that if the terms of payment set forth in said selling stockholder’s notice were other than cash against delivery, the Company shall pay for said common stock on the same terms and conditions set forth in said selling stockholder’s notice.

5.1.4 In the event the Company does not elect to acquire all of the common stock specified in the selling stockholder’s notice, said selling stockholder may, within the sixty (60) day period following the expiration of the right of first refusal granted under this Article V, sell elsewhere the common stock specified in said selling stockholder’s notice which were not acquired by the Company in accordance with the provisions of Section 5.1.3 of this bylaw, provided that said sale shall not be on terms and conditions more favorable to the purchaser than those contained in the bona fide offer set forth in said selling stockholder’s notice. All common stock so sold by said selling stockholder shall continue to be subject to the provisions of this bylaw in the same manner as before said transfer.

5.1.5 Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this bylaw:

(a) A stockholder’s transfer of any or all common stock held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family. “Immediate family” as used herein shall mean spouse, lineal descendent, father, mother, brother, or sister of the stockholder making such transfer.

(b) A stockholder’s bona fide pledge or mortgage of any common stock with a commercial lending institution, provided that any subsequent transfer of said common stock by said institution shall be conducted in the manner set forth in this bylaw.

(c) A stockholder’s transfer of any or all of such stockholder’s common stock to any other stockholder of the Company.

(d) A stockholder’s transfer of any or all of such stockholder’s common stock to a person who, at the time of such transfer, is an officer or director of the Company.

(e) A corporate stockholder’s transfer of any or all of its common stock pursuant to and in accordance with the terms of any merger, consolidation, reclassification of common stock or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

(f) A corporate stockholder’s transfer of any or all of its common stock to any or all of its stockholders.

(g) A transfer of any or all of the common stock held by a stockholder which is a limited or general partnership to any or all of its partners.

In any such case, the transferee, assignee, or other recipient shall receive and hold such common stock subject to the provisions of this bylaw, and there shall be no further transfer of such common stock except in accord with this bylaw.

5.1.6 The provisions of this bylaw may be waived with respect to any transfer either by the Company, upon duly authorized action of its board of directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Company (excluding the votes represented by those shares of common stock to be sold by the selling stockholder). This bylaw may be amended or repealed either by a duly authorized action of the board of directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Company.

5.1.7 Any sale or transfer, or purported sale or transfer, of common stock shall be null and void unless the terms, conditions, and provisions of this bylaw are strictly observed and followed.

5.1.8 The foregoing right of first refusal shall terminate on either of the following dates, whichever shall first occur:

(a) On August 11, 2016, or

(b) Upon the date common stock of the Company is first offered to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended. The certificates representing the common stock shall bear the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY, AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

5.1.9 The foregoing right of first refusal shall not apply to (1) any shares of the Company’s common stock which are otherwise subject to a right of first refusal in favor of the Company pursuant to the Company’s Restated 2002 Stock Option Plan, or any form of agreements adopted in connection therewith, or the Third Amended and Restated Voting, Right of First Refusal and Co-Sale Agreement entered into as of August 11, 2006 between the Company and certain stockholders of the Company, as amended from time to time (the “ROFR Agreement”), (2) any shares of the Company’s common stock issued or issuable upon conversion of the Company’s preferred stock or (3) transfers by Sarnoff Corporation with respect to which the Company does not have a right of first refusal pursuant to Section 5 of the ROFR Agreement.

ARTICLE VI

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VII

AMENDMENTS

These bylaws may be amended or repealed at any regular or special meeting of the board of directors by vote of a majority of all directors in office or at any annual or special meeting of stockholders by vote of holders of a majority of the outstanding stock entitled to vote. Notice of any such annual or special meeting of stockholders shall set forth the proposed change or a summary thereof.